Exhibit 10.67

NATION TOWER

Lease Agreement

Agreement No. R-103 /45

Dated October 1, 2001

This agreement is made at the office of the nation Multimedia Group Public Co., Ltd. between Nation Multimedia Group Public Co., Ltd., having registered office at 44 Moo 10, Bangna-Trad Road, Kwaeng Bangna, Khet Bangna, Province of Bangkok Metropolis, by Mr. Thanachai Santichaikul and Mr. Vanchai Sriherunrusmee authorized directors herein after called the “Lessor” of one part and

i-STT Nation Ltd. having registered office at 44 Moo 10, Bangna-Trad Road, Kwaeng Bangna, Khet Bangna, Province of Bangkok Metropolis, by Mr. Alvin Oei and Mr. Sermsin Samalapa authorized director hereinafter called the “Lessee” of the other part.

Whereas the Lessor is the owner of the building at 46/15-16 on the 6th floor of Nation Tower, situated at 46/15-16 Moo 10, Bangna Trad-Road, Kweang Bangna, Khet Bangna, Province of Bangkok Metropolis, wished to lease some part of the aforesaid unit to the Lessee and the Lessee wishes to take lease, both parties agree to enter into a lease agreement subject to the following terms.

1.	The Lessor agrees to leas out and the Lessee agrees to take on lease unit no. 46/15-16 on the 6th floor of Nation Tower, covering an approximate area of 348.54 square meters (Three hundred and forty-eight and point fifty-four square meters) as appears in the floor plan attached to this agreement which shall be deemed as part of this agreement, hereinafter referred to as the “Leased Premises” for the business of keeping office”.

2.	The term of the lease shall be for a period of 3 years commencing from October 1, 2001 to September 30, 2004. The Lessee agrees to pay monthly rental of Baht 37,642.32 (thirty-seven thousand six hundred and forty-two baht and thirty-two stang) throughout the term of the lease by advance payment within the 5th day of each month at the office of the Lessor. The Lessee shall have the option to renew this lease agreement for a further 3 years. The option shall be exercised by the Lessee by giving notice of his intention to renew the lease at least 90 days prior to the expiration of this lease agreement subject to the terms and conditions of the lease agreement. Should notification not be made within the specified time, it shall be deemed that the Lessee has no wish to renew the lease.

In case the Lessee has renewed the lease. The Lessor and the Lessee agree to be bound by the terms and conditions of this lease agreement except that the rate of rent for a further 3 years shall be increased by not more than 15% of the previous rent.

3.	The Lessee agrees to commence to conduct his business at the leased premises within 30 days from the date of receiving notice from the Lessor that the Lessee is eligible to utilize the leased premises.

4.	In order to comply with the lease agreement, the Lessee agrees to deposit as security bond with the Lessor Baht 62,737 (sixty-two thousand and seven hundred and thirty-seven baht only.) upon signing of this agreement. This security deposit without interest shall be returned to the Lessee in full after the termination of the lease agreement and the Lessee is determined to be without any obligation due to the Lessor either directly or indirectly.

In case where the Lessee is in breach of any section of this agreement, or wishes to terminate this agreement before the end of the lease period, then the Lessee shall forfeit to the Lessor the deposited security bond as damages.

5.	Both parties agree to take the Service Agreement No. S-103/45 dated October 1, 2001 between the Lessor and the Lessee as part of the lease agreement. All the terms and conditions in the Service Agreement shall apply to this agreement to the extent that they are not contrary to or in conflict with this agreement, when the terms of this agreement shall take preference. Breach of the Service Agreement shall also be deemed breach of this agreement.

6.	The right of the Lessee refers only to the lease of the interior of the premises and excludes the external areas of the premises. Interior fitting out may be done upon submitting the detailed plans and written permission from the Lessor obtained.

The Lessee may not modify or alter the leased premises. Any modification, alteration, or addition carried out on the leased premises, may be conducted only with the Lessor’s prior written consent. In all cases any new fixture resulting from modification, alteration, addition to the leased premises shall immediately become the property of the Lessor. In case of damage having occurred to the leased premises, the Lessee shall be responsible for all repairs in order to reinstate to the original condition at his own expense, without any right to oppose or reject claims for any damages or compensation from the Lessor.

7.	The Lessee agrees not to pierce the floor, ceiling, walls or any part in the interior or exterior of the leased premises without the Lessor’s prior written permission.

8.	The Lessee has the right to install name plates or advertising signs inside the leased premises only. Installation outside the leased premises shall be permitted only at the location assigned by the Lessor, and then only with the written permission of the Lessor. The Lessee agrees to pay for all costs, fees and all forms of taxation incurred in connection with any such installations.

In case the installation of the name plates or advertising signs outside the leased premises has been conducted without prior written permission from the Lessor, the Lessor or his representative shall have the right to remove them from the leased premises, and the Lessee shall have no right to claim for any damages and shall be responsible for all expenses incurred in reinstating the place of fixture to the original condition.

9.	The Lessee shall comply with all the rules and regulations of Nation Tower Juristic Person.

10.	The Lessee shall not allow any person to reside on the leased premises, and shall enter and leave the leased premises within accepted normal hours of business. Should it be necessary to enter or leave before or after such times, he must observe and conform to all reasonable regulations made by the Lessor in writing.

11.	The Lessee shall conduct business in his own name as specified in Clause 1, and shall not sublease nor allow other persons to conduct it in his stead without prior written permission from the Lessor. Changing of business name without prior permission shall be deemed as sublease.

12.	During the period of the lease agreement the Lessee agrees not to assign the lease right either in part or in full, except with the Lessor’s prior express written consent, and the transferee shall be bound by all the terms and conditions of this agreement.

13.	The Lessor shall pay all rental tax and withholding tax throughout the term of the lease agreement, at the rate prescribed by law.

In case of registration of the lease, the Lessee shall pay for registration fees and other expenses in connection with the registration.

14.	The Lessee accepts that the leased premises are in good condition without deterioration at commencement of the lease period. The Lessee agrees to maintain the same in good condition throughout the term of the Lease at his own expense.

During the period of the lease should the leased premises or any interior accessories become deteriorated or damaged by the Lessee or any of his assignees, and the Lessee does not implement repairs within a reasonable period as deemed fit by the Lessor. The Lessor shall be entitled to enter upon the Leased Premises to undertake the repairs himself and the Lessee shall reimburse all reasonable repair expenses in full upon request by the Lessor.

15.	The Lessee shall keep the inside and the immediate outside vicinity of the leased premises clean at all times and dispose of refuse in the container or other place of disposal stipulated by the Lessor.

16.	Throughout the period of the lease, the Lessee agrees not to bring into the leased premises any things prohibited by law, any chemical substance, fuel, inflammable material, or any material posing a fire hazard, or load any part of the leased premises with anything weighting more than 250 kilograms per square meter.

17.	The Lessee may insure for its own benefit the interior decoration of the Leased Premises and its stock (if any) contained therein in accordance with common business practice.

18.	Throughout the term of the lease, the Lessor has the right to install any additional equipment and apparatus for the benefit of the Lessee or other lessees or of the Lessor himself, provided that in so doing minimum disturbance is caused to the Lessee and the Lessee shall give his best cooperation in this regard.

The Lessor shall not be responsible for any obstruction or for any inconvenience which may be caused to the Lessee owing to the necessity of installation, repair, or maintenance, or any other force major which is beyond the control of the Lessor, including any actions by his workers in implementation thereof.

19.	Both Lessor and Lessee have a liability insurance to cover any damages occurring from deterioration or other accidents from the state of the building.

20.	The Lessee or his assignees shall not commit any act which is unlawful, immoral, undesirable or cause disturbance or nuisance to the Lessor or other persons, or broadcast by whatever means, or cause objectionable noises to emanate from the leased premises, or commit any act which poses danger to the leased premises or to nearby property, or the Lessor, or any other persons.

21.	Should the Lessee be in default of rent payment or fails to comply with any clause of this agreement, or is ordered by the court for his property within the leased premises to be impounded or confiscated or the Lessee is charged with bankruptcy, the agreement shall be deemed terminated without prior notification. The Lessor has the right to enter upon and repossess the leased premises immediately with the right to remove all the property of the Lessee therefrom. The Lessee shall have no right to claim for any damages, including the right to enter into any action both Civil and Criminal against the Lessor.

22.	Should fire or any other peril cause damage to the leased premises or any part thereof to the extent that, in the opinion of the Lessor, the leased premises can no longer be utilized by the Lessee, then the agreement shall be deemed terminated.

23.	At the expiration of the term of this agreement or this agreement is terminated from whatever cause the Lessee shall remove all his belongings and vacate the leased premises immediately and deliver the leased premises to the Lessor in normal condition. Should the leased premises be damaged or deteriorated the Lessee shall be responsible to pay for all such losses.

Should the Lessee be unable to hand over the leased premises to the Lessor then the Lessor shall have the right to claim for damages at the rate of baht 3,500 (three thousand and five hundred baht only) per day from the date due for handing over to the Lessor until the leased premises has been completely handed over to the Lessor in normal condition, without depriving the Lessor of the right to claim for other damages.

24.	The Lessor or his representative shall have the right to enter the leased premises for inspection at any reasonable time and give advice or caution in the event of impending breach of any clause of this agreement or anything likely to cause damage. The Lessee shall comply with all the regulations and rules which the Lessor has imposed on all the lessees of the premises.

25.	In case written notification or correspondence cannot be conveyed to the Lessor’s person by any other means, the Lessee accepts that a written notice affixed upon the leased premises shall be deemed sufficient notification and acknowledgement by the Lessee.

This agreement is made in duplicate. The parties to the agreement, each retaining one copy, have read and understood the entire substance of the agreement to their satisfaction and hereunto set their signatures and their company seals in the presence of witnesses.

Lessor	: Nation Multimedia Group Public Co., Ltd.

/ss/ THANACHAI SANTICHAIKUL VANCHAI SRIHERUNRUSMEE

(Mr. Thanachai Santichaikul and Mr. Vanchai Sriherunrusmee)

Lessee	: i-STT Nation Ltd.

/ss/ ALVIN OEI SERMSIN SAMALAPA

(Mr. Alvin Oei and Mr. Sermsin Samalapa)

Witness	: /s/ TIAB PHALEE

(Mr. Tiab Phalee)

Witness	: ( )

Service Agreement

Agreement No. S-103/45

Dated October 1, 2001

This agreement is made at the office of the Nation Multimedia Group Public Co., Ltd. between Nation Multimedia Group Public Co., Ltd. registered office at 44 Moo 10, Bangna-Trad Road, Kwaeng Bangna, Khet Bangna, Province of Bangkok Metropolis, by Mr. Thanachai Santichaikul and Mr. Vanchai Sriherunrusmee authorized directors hereinafter called the “Service Provider” of one part and

i-STT Nation Ltd. having registered office at 44 Moo 10, Bangna-Trad Road, Kwaeng Bangna, Khet Bangna, Province of Bangkok Metropolis, by Mr. Alvin Oei and Mr. Sermsin Samalapa authorized director hereinafter called the “Service Receiver” of the other part.

Both parties agree to enter into a Service Agreement subject to the following terms:

1.	The Service Receiver has entered into the Lease Agreement with the Service Provider, Agreement No. R-103/45 dated October 1, 2001, for the premises situated at 46/15-16 Moo 10, Bangna-Trad Road, Kwaeng Bangna, Khet Bangna, Bangkok Metropolis, leasing some part of unit no. 44 approximate total area 348.54 square meters (Three hundred and forty-eight point fifty-four square meters) on the 6th floor of Nation Tower.

2.	The Service Agreement shall be considered as part of the Lease Agreement above mentioned in Clause 1.

3.	The Service Receiver agrees to pay service charges to the Service Provider by advance monthly payments as follows:

3.1 Air-conditioning system	per month : Baht 12,547.44 (excluding value added tax)

3.2 Electricity system	per month : Baht 6,273.72 (excluding value added tax)

3.3 Common property service	per month : Baht 6,273.72 (excluding value added tax)

4.	The Service Provider agrees to provide the Service Receiver with the following services:

4.1	Completely installed air-conditioning system, together with central cooling by water according to the Service Provider’s design, including air-conditioning units, control system and distribution ducts within the leased area.

The central cooling water system aforementioned in the first paragraph shall operate daily from 08.00 hrs. to 18.00 hrs. except Sundays and official public holidays.

4.2	Electricity distribution system for the Service Receiver to use throughout 24 hours whereby the Service Receiver shall pay for the electricity charges in accordance with the meter installed for the leased premises at the rate stipulated by the Service Provider. The electricity charges of each month shall be payable with the Service charges of the following month.

4.3	Central Sanitary system for the use of bathrooms, toilets, drainage, sewerage, water supply and other sanitary facilities according to the Service Provider’s design.

4.4	Car parking facilities to the Service Receiver’s clients and visitors while imposing parking charges at an appropriate rate.

4.5	Security service in the common property areas.

4.6	Cleaning service in the common property areas.

4.7	Central refuse collection service.

5.	During the electricity meter is not transferred to the Service Receiver name, the Service Receiver Lessee shall pay for the electricity charges at the rate of the Metropolitan Electricity Authority.

Whenever the electricity meter has been transferred to the Service Receiver name, the Service Receiver shall pay for the deposit to the Metropolitan Electricity Authority. The Electricity charge of each month shall be payable directly to electricity Metropolitan Electricity Authority bill by the Service Receiver.

6.	The Service Provider shall provide and install water supply and water meter to the leased premises at the point stipulated in the plan (if any). The Service Receiver is responsible to pay charges for water consumption as recorded by the water meter at the rate stipulated by the Service Provider (Baht 16 per unit). The water supply charges had included with the common property service charges for the following month.

Should the Service Receiver wish to expand the water supply system, sanitary system, bathrooms and other facilities within the leased premises, the Service Receiver shall submit the expansion plans to the Service Provider who will give the matter consideration case by case, so as to be in conformance with engineering or architectural requirements and not in conflict with the law and by-laws of the Bangkok Metropolis in connection with this matter.

7.	The Service Provider shall provide and install appropriate electrical power supply at the point stipulated in the Service Provider’s design, with feeder cables and electricity meter inside the leased premises, together with receptacles and lighting fixtures at the points stipulated in the plans.

8.	The Service Provider shall provide and install an internal telephone line by connecting the Lessee’s telephone outlet to the building’s PABX for which there is no charge to the Service Receiver. But the Service Receiver has to provide his own telephone handset.

9.	The Service Receiver agrees to pay the service charges in advance according to Clause 3 of this agreement to the Service Provider within the 5th day of each month at the office of the Service Provider, commencing the payment from the time that the Lease agreement in Clause 1 becomes effective. The Service Receiver agrees to pay the service charges as long as he still occupies the leased premises, whether or not the lease agreement remains in effect, until the Service Receiver has completely returned the leased premises to the Service Provider.

10.	The Service Receiver accepts that to be in breach of the Lease Agreement is also deemed to be in breach of the Service Agreement and vice versa.

11.	Should there arise any difficulty in connection with providing the services in accordance herewith, the Service Provider agrees to correct it at his own expense. But such difficulties shall in no way be construed as just cause for the Service Receiver to terminate the agreement.

12.	This agreement shall remain in full force and effect until the lease agreement between the Service Receiver and Service Provider referred to in Clause 1 shall expire.

13.	Should the Service Receiver be in default in paying the Service Charges and is notified in writing by the Service Provider for payment to be made within a certain time limit and the Service Receiver does not pay within the specified time, then the Service Provider shall have the right to terminate the agreement and claim the whole amount of the security deposit immediately in accordance with Clause 4 of the Lease Agreement.

The Service Receiver agrees to pay a late payment fine to the Service Provider at the rate of 15% per annum from the date of default until the outstanding services charges have been completely paid.

14.	It is agreed that the service charges mentioned in Clause 3 are the expenses for provision of the services collected from all Service Receivers in proportion to leased areas. The Service Provider reserves the right to adjust the service charge rate in case of future increase in cost for provision of such services.

15.	Any dispute arising from the terms and conditions of this agreement or concerning breach of this agreement shall be submitted to the Civil Court in Bangkok. In serving warrants and notices should the Service Provider have affixed the notice to the wall of the Leased Premises, it shall be deemed to have been properly delivered.

This agreement is made in duplicate. The parties to the agreement, each retaining one copy, have read and understood the entire substance of the agreement to their satisfaction and hereunto set their signatures and their company seals in the presence of witnesses.

Service Provider	: Nation Multimedia Group Public Co., Ltd.

/ss/ THANACHAI SANTICHAIKUL VANCHAI SRIHERUNRUSMEE

(Mr. Thanachai Santichaikul and Mr. Vanchai Sriherunrusmee)

Service Receiver	: i-STT Nation Ltd.

/ss/ ALVIN OEI SERMSIN SAMALAPA

(Mr. Alvin Oei and Mr. Sermsin Samalapa)

Witness	: /s/ TIAB PHALEE

(Mr. Tiab Phalee)

Witness	:

( )

Memorandum Attached to Lease Agreement No. R-103/45 and

Service Agreement No. S-103/45

Dated October 1, 2001

Both	parties agree to additional terms as follows:

1.	The Lessor allows the Lessee a discounted rent concession of 12 calendar months subsequent to the fitting out period, during that period the rent and service charges shall be payable by the Lessee at the rate of 5/6 (Five/Six) of the agreed contract rate.

2.	The Lessor/Service Provider present the following complimentary items without charge:

2.1 Daily newspaper, The Nation and Krungthep Turakij.

2.2 Nation Weekly

3.	The Service Provider shall allow the Service Receiver the use of 6 parking spaces without charge throughout the period of the agreement. Visitors’ carparking for 2 hours free of charge, Baht 10 per hour after all. The additional carparking spaces can be rented at the rate of Baht 500.-per space/month. It is understood and agreed that the Service Provider shall not be held responsible for any loss or damage which may arise with the vehicles using the said parking spaces.

Lessor/Service Provider	: Nation Multimedia Group Public Co., Ltd.

/ss/ THANACHAI SANTICHAIKUL VANCHAI SRIHERUNRUSMEE

(Mr. Thanachai Santichaikul and Mr. Vanchai Sriherunrusmee)

Lessee/Service Receiver	: i-STT Nation Ltd.

/ss/ ALVIN OEI SERMSIN SAMALAPA

(Mr. Alvin Oei and Mr. Sermsin Samalapa)

Witness	: /s/ TIAB PHALEE

(Mr. Tiab Phalee)

Witness	:

( )